                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _________________

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (date of earliest event reported) November 11, 2002
                                                        -----------------


                             The Netplex Group, Inc.
                             -----------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    New York
                                    --------
                 (State or Other Jurisdiction of Incorporation)

                 1-11784                               11-2824578
                 -------                               ----------
        (Commission File Number)         (I.R.S. Employer Identification Number)

   1800 Robert Fulton Drive, Suite 250
            Reston, Virginia                              20191
            ----------------                              -----
(Address of Principal Executive Offices)               (Zip Code)


                                 (703) 716-4777
                                 --------------
              (Registrant's Telephone Number, Including Area Code)



                                 Not applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

On November 1, 2002, The Netplex Group, Inc. (the "Company") consummated a transaction pursuant to an Asset Purchase Agreement by and between the Company and Waterside Capital Corporation ("Waterside"). Under the terms of the Asset Purchase Agreement, Waterside has acquired the net assets associated with the Systems Integration Division of Netplex Systems, Inc. as of October 25, 2002 from the Company for Waterside's cancellation of all debt ($1.2 million, inclusive of interest) owed by the Company to Waterside, and consideration for the redemption of all preferred stock (face amount of $0.5 million, inclusive of dividends) to be issued by the Company to Waterside and waiver and release of any and all claims against the Company by Waterside. The total amount of debt to be cancelled and preferred stock redeemed is approximately $1.7 million. The Company expects to record a gain from debt extinguishment in the fourth quarter of 2002 of approximately $0.6 million.

The Company received several offers for the Systems Integration Division of Netplex Systems, Inc. resulting from its efforts to locate a buyer for the division. The Company believes these independent offers were indicative of the fair market value of the Systems Integration Division.

Item 7.  Financial Statement and Exhibits

      2.1 Asset Purchase Agreement by and between Waterside Capital Corporation, The Netplex Group, Inc. and Netplex Systems, Inc. dated November 1, 2002.

      99.1     Pro Forma Financial Statements

Signatures

         In accordance with the requirements of the Securities Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    The Netplex Group, Inc.

Date: November 11, 2002             By: /s/ Gene F. Zaino
                                    --------------------------------------------
                                    Gene F. Zaino, Chairman of the Board,
                                         President and Chief Executive Officer